Inso Corporation Announces Revenue Targets and Potential Restructuring Plan for FY 2000

BOSTON, April 29, 1999- Inso Corporation (Nasdaq: INSO) today announced that revenues for fiscal year 2000 are expected to approximate $90 million. The Company also said that it expects to announce a restructuring plan in the second quarter of the fiscal year.

Speaking at the Company's investor conference, Stephen O. Jaeger, Chairman and Chief Executive Officer, said, "We expect to report revenue of not less than $90 million for fiscal year 2000 and target revenue growth for fiscal year 2001 of approximately 40 percent. The Company's management is in the process of finalizing a restructuring plan that is intended to reduce current operating costs, as well as support the Company's new divisional structure. The complete details, costs, benefits and timing for plan implementation are expected to be announced upon final Board approval before the end of the second fiscal quarter. The restructuring plan is expected to include a reduction in staff, closure of certain support facilities and the write-off of property, equipment and other capitalized costs."

Mr. Jaeger continued, "These actions will lead to substantial operating cost savings. The operating cost benefit for fiscal year 2000 is dependent upon final Board approval and timing of implementation. Commencing in fiscal year 2001, the costs benefits from this plan are expected to approximate $15 million per year."

Kirby A. Mansfield, President and Chief Operating Officer, said "The divisional structure currently being implemented will sharpen the market and customer focus of the Company. Each of our divisions has been assigned revenue and operating profit targets and they are fully empowered to execute against these targets while focusing on their particular market opportunities. We believe this freedom of action, formed around specific markets and driven by precise financial goals, will enable each division and the Company as a whole to achieve or exceed revenue and operating income targets for FY 2000 and 2001."

Inso Corporation is a leading provider of tools for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

This release, and other reports, proxy statements and other communications to stockholders, as well as oral statements by the Company's officers or its agents, may contain forward-looking statements with respect to, among other things, the Company's future revenues, operating income or earnings per share. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, for a description of certain factors which may cause the Company's actual results to vary materially from those forecasted or projected in any such forward-looking statements.

Among the factors which may cause the Company's actual results to differ materially from historical results are the following: the timing and implementation of any restructuring plan, the ability of the Company to reduce operating expenses, competitive pressures including price pressures; consolidation in the OEM business; declining OEM revenues; increased reliance on direct and distribution channels; market acceptance of new products; inability to integrate businesses or assets the Company has acquired; and adverse economical changes in the markets in which the Company does business.

Inso and the Inso logo are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.